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                                                                    Exhibit 99.1

                                   [L-3 LOGO]


Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Morgen-Walke Associates                         For Immediate Release
           Investors: Eric Boyriven
           Media: Evan Goetz
           212-850-5600


               L-3 COMMUNICATIONS PUBLIC OFFERING OF COMMON STOCK
                           PRICED AT $56.60 PER SHARE

NEW YORK, NY, June 24, 2002 - L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that it priced its public offering of 14.0 million shares of its Common Stock at $56.60 per share. In addition, L-3 Communications granted the underwriters a 30-day option to purchase up to an additional 2.1 million shares of Common Stock, to cover over-allotments, if any.

Upon closing, which is expected on or about June 28, 2002, L-3 Communications will receive net proceeds of approximately $768 million, assuming no exercise of the over-allotment option.

Net proceeds of this offering will be used to repay existing indebtedness and for general corporate purposes, including potential acquisitions.

The equity offering was made under an effective shelf registration statement. Lehman Brothers is the sole book-running manager and the sole lead manager for this offering.

When available, copies of the final prospectus relating to the offering may be obtained by contacting:


                              Lehman Brothers Inc.
                         c/o ADP Financial Services Inc.
                             Prospectus Fulfillment
                             1155 Long Island Avenue
                               Edgewood, NY 11717
                               Phone: 631/254-7106

                                    - more -
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L-3 COMMUNICATIONS PUBLIC OFFERING OF COMMON STOCK PRICED AT $56.60 PER SHARE


This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any state.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) products, secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected US government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Form 10-K, with the Securities and Exchange Commission.

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